Exhibit 99.1
For Immediate Release Friday, July 21, 2006
FEDERAL COURT DISMISSES PUTATIVE SECURITIES CLASS ACTION
COMPLAINT AGAINST CYBERONICS
HOUSTON, Texas, July 21, 2006 — Cyberonics, Inc. (NASDAQ:CYBX) today announced that on July 20, 2006, the United States District Court for the Southern District of Texas dismissed the plaintiffs’ consolidated complaint against the Company and certain of its officers and directors in the putative securities class action lawsuit styled In re Cyberonics, Inc. Securities Litigation, Civil Action H-05-2121, described in the Company’s Form 10-Q filed with the Securities and Exchange Commission on March 6, 2006. The Court ruled that the consolidated complaint failed to state any claim under the federal securities laws because it failed to allege material misstatements with particularity, failed to allege facts sufficient to raise a strong inference of intent or severe recklessness, and failed to allege sufficiently the causal connection between the plaintiffs’ loss and the defendants’ actions. The Court noted that “the deficiencies in Plaintiffs’ complaint might well extend beyond the point of cure,” but granted plaintiffs the right to amend their complaint in light of the strong legal presumption favoring a right to amend. Under the terms of the Court’s Order, the plaintiffs will have 30 days to file a further amended complaint in an attempt to cure the deficiencies.
ABOUT VNS THERAPY AND CYBERONICS
Information on Cyberonics, Inc. and VNS Therapy is available at www.cyberonics.com and www.VNSTherapy.com.
CONTACT INFORMATION:

Investor Relations	Helen Shik, Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02451
Main: (281) 228-7262	Main: (781) 684-0770
Fax: (281) 218-9332	Fax: (781) 684-6500
ir@cyberonics.com	hshik@schwartz-pr.com
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